                                                                    EXHIBIT 12.1
                                                                    ------------

                            EVERGREEN HOLDINGS, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------
                                 (in thousands)

                                                    For the years ending February 28,                    Three Months Ended
                                                1999       2000        2001         2002         2003        May 31, 2003
                                                ----       ----        ----         ----         ----        ------------
Pre-tax income (loss) from continuing
operations before adjustment for minority
interests & extraordinary Items              $ 26,953    $ 12,006    $ 37,259    $ (17,975)    $ 52,573    $      1,057
                                            ==========  ==========  ==========  ============  ==========  ==============

Fixed charges:
  Interest expense                             37,812      37,014      41,834       29,817       26,472           8,979
  Amortized debt issuance costs                 5,040       4,430       4,627        4,480        4,104             778
  Rental expense - 33%                          5,617       6,689       4,099        9,583       11,049           3,101
                                            ----------  ----------  ----------  ------------  ----------  --------------
Total fixed charges                          $ 48,469    $ 48,133    $ 50,560       43,880     $ 41,625   $      12,858

Pre-tax income (loss) from continuing
operations before adjustment for minority
interests & extraordinary Items plus fixed
charges                                      $ 75,422    $ 60,139    $ 87,819       25,905     $ 94,198   $      13,915
                                            ==========  ==========  ==========  ============  ==========  ==============

Ratio of earnings to fixed charges                1.5         1.2         1.7          (a)          2.1             1.1


(a) Due to the registrant's loss in 2002, the ratio of coverage was less than 1:1. The registrant must generate additional earnings of $17,975 to achieve coverage of 1:1.